Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

December 14, 2009

Cowen Group, Inc.

599 Lexington Avenue

New York, New York 10022

Re:          Cowen Group, Inc. — Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Cowen Group, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-163372) (as amended, the “Registration Statement”) relating to (i) the offer and sale by the Company of 17,280,000 shares (the “Company Shares”) of Class A common stock of the Company, par value $0.01 per share (“Common Stock”), including 2,280,000 shares subject to the exercise of the underwriters’ over-allotment option, and (ii) the offer and sale by RCG Holdings LLC of 200,000 shares (the “Selling Stockholder Shares”) of Common Stock.

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated By-Laws of the Company, the Registration Statement, all resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion.  We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                       The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.                                       When the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), (a) the Company Shares, when duly issued, sold and paid for, and (b) the

NEW YORK  WASHINGTON  PARIS  LONDON  MILAN  ROME  FRANKFURT  BRUSSELS

Cowen Group, Inc.

December 14, 2009

Selling Stockholder Shares, when sold and paid for, in each case in accordance with the terms of the prospectus included as part of the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP